Exhibit 10.1

August 17, 2026

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Attention: Maier J. Tarlow

Re:	Side Letter — Closings under Series B Preferred Purchase Agreement

Dear Mr. Tarlow:

This letter agreement (this “Letter Agreement”) is entered into as of the date first written above, by and between Valion Bio, Inc., a Delaware corporation (the “Company”), and 3i, LP, a Delaware limited partnership (the “Purchaser”).

The Company and the Purchaser are party to that certain Securities Purchase Agreement, dated April 29, 2025 (as assigned and amended as of December 9, 2025, the “Series B Preferred Purchase Agreement”), with respect to the purchase and sale of up to 8,400 shares of the Company’s Series B Non-Voting Convertible Preferred Stock (“Series B Preferred Shares”) and warrants (“Series B Warrants”) to purchase shares of the Company’s common stock for an aggregate purchase price of up to $8,400,000 in a series of closings. As of the date hereof, the Purchaser has the option, but not the obligation, to purchase up to 3,250 Series B Preferred Shares and corresponding Series B Warrants for up to $3,250,000. Capitalized terms not defined herein shall have the meanings assigned thereto in the Series B Preferred Purchase Agreement.

The Company and the Purchaser hereby agree as follows:

1. Initial Closing. The Purchaser agrees, upon the satisfaction of the conditions set forth in Section 2, to purchase from the Company, and the Company agrees to issue to the Purchaser, in a closing (the “Initial Closing”), (a) 1,500 Series B Preferred Shares, and (b) Series B Warrants to purchase shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), the number of shares underlying the Series B Warrants and the exercise price for such Series B Warrants to be calculated pursuant to Section 2.2 of the Series B Preferred Purchase Agreement, for an aggregate purchase price of $1,500,000 to be paid on August 17, 2026 (the “Initial Funding”) subject to the satisfaction of each of the conditions set forth in Section 2, against a commitment of a Second Closing (as defined below), subject to finalizing an additional definitive side letter that the parties shall negotiate prior to August 24, 2026 in good faith, which purchase price shall be paid directly to the Company.

2. Initial Closing Conditions. The obligations of the Purchaser hereunder in connection with the Initial Closing are subject to each of the following conditions being satisfied or waived by the Purchaser prior to and at the Initial Closing:

(a) Each of the conditions set forth in Section 2.3(b) of the Series B Preferred Purchase Agreement shall have been satisfied or waived by the Purchaser.

(b) The Purchaser shall have received written confirmation to its satisfaction of the resignation or removal of Michael Handley from his position as the Chief Executive Officer and a draft of the current report on Form 8-K announcing such termination, which will be filed pre-market on August 17, 2026.

(c) The Company shall have commenced good faith discussions with Mr. Handley about a settlement agreement and Mr. Handley’s resignation as a member of the board of directors of the Company (the “Board”).

(d) The Purchaser shall have received the Series B Preferred Shares and corresponding Series B Warrants.

(e) The Company shall have received stockholder approval in connection with all matters related to the special meeting held on August 14, 2026, and shall have included a disclosure of the Special Meeting in the current report on Form 8-K announcing such termination, which will be filed pre-market on August 17, 2026.

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(f) The Purchaser shall have received each of the deliverables set forth in Section 2.3(l) of the Series B Preferred Purchase Agreement.

(g) The Company shall have entered into the Royalty Agreement (as defined in that certain Securities Purchase Agreement, dated December 9, 2025, by and among the Company and the purchasers party thereto, including the Purchaser, with respect to the purchase and sale of up to 75,000 shares of the Company’s Series C Non-Voting Convertible Preferred Stock and certain warrants for up to $75,000,000).

3. Second Closing. The Purchaser agrees, upon the execution of the additional definitive side letter referenced in Section 1 (the “Definitive Side Letter”), which shall be negotiated in good faith and executed no later than August 24, 2026, to purchase from the Company, and the Company agrees to issue to the Purchaser, in a second closing (the “Second Closing”), (a) 1,500 Series B Preferred Shares, and (b) Series B Warrants to purchase shares of Common Stock, the number of shares underlying the Series B Warrants and the exercise price for such Series B Warrants to be calculated pursuant to Section 2.2 of the Series B Preferred Purchase Agreement, for an aggregate purchase price of $1,500,000 (the “Second Funding”), which purchase price shall be paid directly to the Company within two (2) business days following execution of the Definitive Side Letter. The closing of the Second Funding shall be subject to satisfaction, as of such closing, of each of the conditions listed in Section 2, and any other conditions reasonably deemed necessary by the Purchaser to protect its interests and those of the other stockholders. For the avoidance of doubt, neither the Company nor the Purchaser shall be obligated to execute the Definitive Side Letter. The Purchaser shall have no obligation to fund the Second Funding unless and until the Definitive Side Letter has been executed by both parties, and if the Definitive Side Letter is not executed on or prior to August 24, 2026, this Section 3 shall terminate automatically and be of no further force or effect without liability to either party.

4. Counterparts; Electronic Signatures. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Signatures transmitted by electronic means (including DocuSign or similar electronic signature platforms) shall be deemed original signatures for all purposes.

5. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

[Signature Page to Follow]

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[Signature Page to Side Letter]

Please confirm the Purchaser’s agreement to the foregoing by executing this Letter Agreement in the space provided below.

Very truly yours,

Valion Bio, Inc.

By:	/s/ Lisa Wolf
Name:	Lisa Wolf
Title:	Chief Operating Officer

AGREED AND ACCEPTED:

3i, LP

3i Management LLC, its General Partner

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager

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